EXHIBIT 99.2

Four-for-One Stock Split for MacroShares $100 Oil

January 13, 2009

Madison, NJ - Macro Securities Depositor, LLC today announced a four-for-one stock split of both MacroShares $100 Oil Up (NYSE: UOY) and MacroShares $100 Down (NYSE: DOY).

Each shareholder of record at the close of business on January 23rd will receive three additional shares for every one outstanding share held. The payable date for the additional shares will be January 29th. Trading will begin on a split-adjusted basis on January 30th.

The NYSE/Arca ticker symbols will remain UOY for MacroShares $100 Oil Up and DOY for MacroShares $100 Oil Down, however the CUSIP numbers will change for both products. The new CUSIP numbers will be:

UOY – 55610W 204

DOY – 55610T 201

This split will make MACROShares Oil Up and Down more accessible to investors. It is anticipated that this will increase liquidity to the market for UOY and DOY, while maintaining the relationship to the price performance of the NYMEX light sweet crude oil futures contract (crude oil).

MacroShares $100 Oil Up and MacroShares $100 Oil Down are revolutionary products that allow investors access to tracking the price performance of Crude Oil without credit risk. The assets are invested in U.S. Treasuries, Overnight Repurchase Agreements and cash.

For More Information Contact:

MacroMarkets (888) Macros1

For Press Inquiries contact:

Diane Masucci (973) 889-1973 x103

Macro Securities Depositor, LLC is a Delaware limited liability company and is acting as the depositor for these trusts. A registration statement (including prospectus) has been filed with the Securities and Exchange Commission (SEC) for the offering to which this communication relates. Before you invest, you should read the prospectus in the registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, Macro Securities Depositor, LLC, any underwriter or dealer participating in the offering will arrange to send you the prospectus if you request by calling toll-free (800) 345-7999. You may also request a copy of the prospectus by accessing the MacroShares website at www.MacroMarkets.com. MacroMarkets’ subsidiary, Macro Financial, LLC, acts as a marketing agent for the MACROShares Holding and Tradeable Trusts. Macro Financial is registered with the SEC as a broker-dealer and is a member of the Financial Industry Regulatory Authority.

Important Risks

This Information does not represent an offer to sell securities and it is not soliciting an offer to buy securities. There can be no assurance that the MacroShares will achieve their investment objectives. An investment in MacroShares involves significant risks, including the risk of loss of substantially all of your investment. There is no guarantee as to the amount of any quarterly distribution or the amount of the final distribution to shareholders. You should review the risk factors in the prospectus prior to investing in a Holding or Tradeable Trust.

MacroShares are continuously offered through Authorized Participants and can be bought and sold on NYSE/Arca. There is no guarantee that a market for any MacroShares will continue.

Fluctuations in the underlying value of a MacroShares and other factors may affect the market price of your investment. An investment in MacroShares will not resemble a direct investment in the asset being tracked. The price of the asset being tracked by MacroShares may be volatile. It may be difficult to predict whether in the long-term the price of the asset being tracked will reflect a generally upward or downward trend. There are risks associated with investing in a product linked to a benchmark. A substitute price may be used as the reference price of the benchmark asset.

Additional Information about MacroShares can be found at www.MacroMarkets.com